Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results

~4Q16 Net Sales of $86.1 million

~4Q16 Nutritional Food sales of $80.4 million

Qingdao, China and Rockville, Md. – June 13, 2016 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the fourth quarter and full year of fiscal 2016 ended March 31, 2016.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our fourth quarter of fiscal 2016 results continued to reflect several business headwinds in our Nutritional Food segment, including a competitive environment, lower birth rates during the Year of the Sheep, an uncertain regulatory environment and unfavorable foreign currency exchange rates. We have also experienced some challenges with our Nutritional Supplement segment. For our French project, the equipment adjustment of our two drying towers took longer than expected, and we now expect the French project to be fully operational in July 2016 and expect start importing our 100% French-produced infant formula into the Chinese market in the second quarter of fiscal 2017. Due to the delay in our ability to start purchasing milk from Sodiaal, we also incurred a one-time $8.8 million loss under our long-term purchase agreement with Sodiaal.”

Mr. Zhang continued, “During the March quarter, we remained committed to developing our Offline-to-Online membership service program. We now have approximately 10,000 part-time promoters servicing customers on our public WeChat account Thumb Mama. We are also excited to see the continuous expansion of our WeChat-based Thumb Mall e-commerce platform. We have also introduced ultra-high temperature liquid milk products under our Dutch Cow brand in January 2016, and have seen the monthly sales for this product double each month through May 2016. In the long-term, we expect to capitalize on industry consolidation as a leading IMF producer in China, particularly as we begin to import premium products from our French facility in the next two quarters.”

Fourth Quarter Fiscal 2016 Financial Results

Net sales were $86.1 million for the fourth quarter of fiscal 2016, a decrease of 21.8% from $110.2 million in the fourth quarter of fiscal 2015. Net sales from the Company’s Nutritional Food segment, which mainly includes branded powdered formula products, were $80.4 million, or 93.4% of net sales, in the fourth quarter. This represents a decrease of 23.5% from the prior year period’s sales of $105.1 million, or 95.4% of net sales. This decrease was due to a 7.2% decrease in milk formula sales by volume and a 17.6% decrease in average selling price, compared to the prior year period. Sales of powdered formula products decreased to 6,827 metric tons in the fourth quarter, compared to7,356 metric tons in the prior year period. Average selling price was $11,774 per metric ton, compared to $14,283 per metric ton in the prior year period. The decrease in average selling price was mainly due to the change of product mix from higher priced Super and specialty infant formula products towards lower priced private label and adult formula products, higher discounts, and a negative foreign exchange impact.

Net sales from the Nutritional Supplement segment were $1.1 million, or 1.2% of net sales, compared to $4.6 million, or 4.1% of net sales, in the prior year period. This segment is primarily comprised of ingredients such as chondroitin sulfate sold to certain international pharmaceutical companies. The Company’s two largest clients in this segment temporarily withheld their orders in the fourth quarter as one worked on upgrading product specifications and one managed down its raw material inventory.

Net sales from Other Business, which mainly includes imported whole milk powder and whey protein powder sold to industrial customers, were $4.7 million, or 5.4% of net sales, in the fourth quarter of fiscal 2016, compared to $550,000, or 0.5% of net sales, in the prior year period. The increase in sales from Other Business was primarily due to more sales of excess milk powder.

Gross profit was $38.9 million in the fourth quarter of fiscal 2016, compared to $54.2 million in the prior year period. Gross margin for the Nutritional Food segment was 48.8%, a decrease from 51.4% in the prior year period, as the decrease of raw material costs for this segment, in particular whole milk powder prices, was more than offset by the lower average selling price. Gross margin was 45.2%, a decrease from 49.2% in the prior year period. In addition to the decline in gross margin for the Nutritional Food segment, overall gross margin was negatively impacted by the negative gross margin for the Nutritional Supplement segment in the fourth quarter.

Selling and distribution expenses were $10.7 million in the fourth quarter of fiscal 2016, compared to $14.5 million in the prior year period. The decrease was primarily due to lower employee bonus costs associated with lower sales. Advertising and promotional expenses were $12.2 million in the fourth quarter, compared to $10.9 million in the prior year period, as last year’s expenses in this category benefited from a one-time government subsidy. Selling and distribution, and advertising and promotion expenses combined accounted for 26.6% of sales, compared to 23.1% in the prior year period, due to lower operating leverage.

Income from operations was $476,000, or 0.6% of sales, in the fiscal fourth quarter, compared to $16.6 million, or 15.0% of sales, in the prior year period. Included in income from operations was a non-recurring loss on long term purchase contract of $8.8 million related to the delay of the French project. The Company previously agreed to start purchasing raw milk from Sodiaal for its French project beginning January 2016, and had to compensate Sodiaal for the inability to accept raw milk as its project was delayed by six months.

Net foreign currency exchange loss was $1.3 million in the fourth quarter of fiscal 2016, compared to a gain of $2.1 million in the prior year period. This loss was primarily due to the depreciation of the RMB against the USD and the Euro as one of the Company’s PRC subsidiaries, whose functional currency is RMB, had borrowed significant loans denominated in USD and Euro.

Net income was $53,000, compared to net income of $24.3 million in the prior year period. Net income attributable to common stockholders was $96,000 in the fourth quarter of fiscal year 2016, or near zero per basic share, compared to $24.1 million, or $0.42 per basic share, in the prior year period.

Full Year ended March 31, 2016 Financial Results

Net sales for fiscal 2016 were $365.0 million, a decrease of 11.8% from $413.9 million in the prior year. Net sales from the Nutritional Food segment decreased by 15.0% to $328.6 million, or 90.0% of net sales, compared to $386.8 million, or 93.4% of net sales, in the prior year.

Gross profit was $176.8 million, a decrease of 6.7% from $189.6 million in the prior year. Gross margin was 48.4%, compared to 45.8% for the prior year. Gross margin for the Nutritional Food segment was 53.4%, compared to 48.7% in fiscal 2015.

Income from operations was $46.5 million, compared to $73.7 million in the prior year.

Net income was $21.0 million, a decrease of 70.9% over $72.0 million in the prior year. One-time items that impacted net income include the $8.8 million loss under the Sodiaal contract. Non-operating items that impacted net income include $12.2 million of foreign currency losses in aggregate. Net income attributable to common stockholders was $20.2 million, or $0.35 per basic share, compared to $69.5 million, or $1.21 per basic share, in the prior year.

Balance Sheet

As of March 31, 2016, the Company had cash and cash equivalents of $102.7 million and restricted cash of $206.2 million, including the current and non-current portions. Net accounts receivable increased to $29.9 million from $24.0 million as of December 31, 2015. The Company’s inventory position increased to $98.4 million from $86.9 million as of December 31, 2015. Total debt was $506.2 million, including $95.2 million of short-term debt and $95.5 million of long-term debt due within one year, representing an increase of $32.2 million from last quarter. Net debt, which is total debt net of cash and restricted cash, increased to $197.3 million from $184.7 million as of December 31, 2015.

Fiscal 2017 Financial Outlook

The Company expects total net sales for fiscal year 2017 to be between $500 and $550 million, and net income to be between $25 and $30 million. The increase in sales will be driven by the expected increase in the sales of powdered formula products, the increase in the sales of liquid milk as this product continue to be launched, and the increase in the sales of bulk milk powder and bulk whey protein powder, as the Company’s French project is expected to begin operations in July 2016 and produce bulk powder. Net income growth for fiscal 2017 is expected to be limited as sales increases are expected to be more weighted towards lower margin liquid milk and bulk powder and the Company expects greater depreciation and interest expenses due to the commencement of operations at its new French facility. The Company has not factored in one-time expenses or foreign exchange impact into its fiscal 2017 forecast.

Conference Call Details

The Company will hold a conference call on Monday, June 13, 2016 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	14507052

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of March 31, 2016, this network comprised over 850 independent distributors and over 290independent sub-distributors who sell Synutra products in approximately 24,000 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Synutra International, Inc.

Consolidated Balance Sheets

Dollars and shares in thousands, except per share data

	March 31, 2016	March 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$102,667	$85,171
Restricted cash	77,787	145,906
Accounts receivable	29,911	15,405
Inventories	98,360	87,754
Due from related parties	2,486	2,629
Receivable from disposal of subsidiaries	1,161	6,726
Deferred tax assets	15,781	12,267
Prepayments and other current assets	30,675	27,012
Investment held at trust	3,169	0
Total current assets	361,997	382,870

Property, plant and equipment, net	294,185	187,085
Land use rights, net	8,541	8,657
Intangible assets, net	2,661	2,588
Restricted cash	128,397	78,799
Due from related parties	2,223	2,139
Deferred tax assets	3,481	298
Long-term loan receivable	9,286	0
Other non-current assets	6,326	2,449
TOTAL ASSETS	$817,097	$664,885

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$95,175	$145,639
Long-term debt due within one year	95,504	130,426
Accounts payable	76,862	47,764
Income taxes payables	2,721	1,233
Due to related parties	132	130
Advances from customers	25,186	14,844
Other current liabilities	49,617	46,790
Total current liabilities	345,197	386,826

Long-term debt	315,512	144,627
Deferred government subsidies	7,196	3,816
Capital lease obligations	7,315	7,806
Other long-term liabilities	5,077	7,241
Total liabilities	680,297	550,316

Equity:
Common stockholders’ equity:
Common stock, $.0001 par value: 250,000 authorized, 57,301 issued; 56,691 and 57,301 outstanding at March 31, 2016 and 2015, respectively	6	6
Additional paid-in capital	134,693	135,440
Accumulated deficit	(14,810)	(35,046)
Accumulated other comprehensive income	13,352	11,526
Total common stockholders’ equity	133,241	111,926

Noncontrolling interest	3,559	2,643
Total equity	136,800	114,569

TOTAL LIABILITIES AND EQUITY	$817,097	$664,885

Synutra International, Inc.

Consolidated Statements of Operations

Dollars in thousands, except per share data

	Year Ended March 31,			Three Months Ended March 31,
	2016	2015	2014	2016	2015

Net sales	$365,039	$413,941	$370,534	$86,106	$110,171
– including sales to related parties	12,161	5,220	2,329	3,215	1,735
Cost of sales	188,215	224,387	217,027	47,184	55,997
Gross profit	176,824	189,554	153,507	38,922	54,174

Selling and distribution expenses	51,289	57,797	53,710	10,720	14,497
Advertising and promotion expenses	43,137	40,027	32,912	12,216	10,914
General and administrative expenses	27,740	27,994	25,506	7,039	6,452
Impairment of long-lived assets and intangible assets	0	5,845	1,040	0	5,845
Gain on disposal and liquidation of subsidiaries	0	15,294	367	0	0
Loss on supply purchase contract	8,810	0	0	8,810	0
Government subsidies	646	555	924	339	108
Income from operations	46,494	73,740	41,630	476	16,574

Interest expense	16,362	16,033	16,162	3,867	4,178
Interest income	8,776	7,608	4,658	2,063	2,396
Foreign currency exchange (loss) gain, net	(12,225)	3,242	1,934	(1,250)	2,109
Other expense, net	268	975	1,582	(331)	151
Income before income tax (benefit) expense	26,415	67,582	30,478	(2,247)	16,750

Income tax expense (benefit)	5,454	(4,449)	130	(2,300)	(7,525)
Net income	20,961	72,031	30,348	53	24,275

Net income (loss) attributable to the noncontrolling interest	725	2,498	(581)	(43)	183
Net income attributable to common stockholders	$20,236	$69,533	$30,929	$96	$24,092

Weighted average common stock outstanding – basic and diluted	57,083	57,301	57,301	56,712	57,301
Earnings per share – basic and diluted	$0.35	$1.21	$0.54	$0.00	$0.42